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                                                                                                         OMB APPROVAL
--------------------------                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             OMB Number: 3235-0104
          FORM 3                                         WASHINGTON, D.C. 20549                          Expires: September 30, 1998
                                -------------------------------------------------------------------      Estimated average burden
                                                                                                         hours per response....0.5

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting    2. Date of Event Re-      4. Issuer Name and Ticker or Trading Symbol
   Person*                             quiring Statement
                                       (Month/Day/Year)           ML-LEE ACQUISITION FUND II

HERTE, DIANE T.
-----------------------------------                          ------------------------------------------
 (Last)    (First)     (Middle)        11/5/99               5. Relationship of Reporting person(s)   6.  If Amendment, Date of
                                   -----------------            to Issuer (Check all applicable)          Original Amendment
225 LIBERTY STREET                 3. IRS or Social                                                        (Month/Date/Year)

-----------------------------------   Security Number           ___ Director       __ 10% Owner
                       (Street)       of Reporting              _X_ Officer(give   __ Other           7.  Individual or Joint/Group
                                      Person (Voluntary)             title below)     (Specify below)     Filing (Check Applicable)

NEW YORK, NY 10080                                   VICE PRESIDENT OF THE GP (ML MEZZANINE II        __Form filed by One Reporting
                                                         INC.) OF THE MGP (ML MEZZANINE INC.)           Person
                                                                                                      __Form filed by More than One
                                                                                                        Reporting Person

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(City)      (State)     (Zip)                                TABLE -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
---------------------------------------------- ------------------------------ ------------------ ----------------------------------
1. Title of Security          2. Amount of Securities          3. Ownership       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned               Form:  Direct   (Instr. 5)
                                 (Instr. 4)                       (D) or
                                                                  Indirect
                                                                  (I)  (Instr.
                                                                  5)
----------------------------- -------------------------------- ------------------
LIMITED PARTNERSHIP UNITS

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                SEC 1473 (7-96)


FORM 3 (CONTINUED)                 TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                   OPTIONS, CONVERTIBLE SECURITIES
------------------------------------ ---------------- ----------------------------------- ------------ ------------ ------------
1. Title of Derivative Security      2.  Date Exer-   3.  Title and Amount of Securities  4. Conver-   5. Owner-    6. Nature of
   (Instr. 4)                            cisable and      Underlying                         sion or      ship         Indirect
                                         Expiration       Derivative Security                Exercise     Form of      Beneficial
                                         Date             (Instr. 4)                         Price of     Security:    Ownership
                                                                                             Deriv-       Direct       (Instr. 5)
                                                                                             vative       (D) or
                                         (Month/Day/Year)                                    Security     Indirect
                                     ---------------- ----------------------------------                  (I)
                                     Date     Expira-                             Amount                  (Instr. 5)
                                     Exer-    tion                                of
                                     cisable  Date             Title              Number
                                                                                  of
                                                                                  Shares
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Explanation of Responses:
                                                                                -------------------------------       -------------
** Intentional misstatements or omissions of facts constitute                   **Signature of Reporting Person           Date
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      See Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                   Page 2
                                                                                                                    SEC 1473 (7-96)
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